Callaway Golf Company Announces A 5% Increase In Sales, A 100% Increase In Operating Income, And An 83% Increase In Earnings Per Share For The First Nine Months Of 2014; Increases Full Year Earnings Guidance; And Provides Outlook For 2015

- 2014 first nine months sales increased 5% to $752 million, compared to $716 million in 2013; income from operations increased 100% to $70 million, compared to $35 million in 2013; earnings per share increased 83% to $0.66, compared to $0.36 in 2013.

- 2014 third quarter sales decreased 5% to $169 million, compared to $178 million in 2013; loss from operations improved to a loss of $3 million compared to a loss of $17 million in 2013; earnings per share improved to a loss of $0.01 compared to a loss of $0.32 in 2013.

- Callaway raises full year 2014 earnings guidance, estimating fully diluted earnings per share of $0.15 to $0.18 compared to prior guidance of $0.12 to $0.16; estimates net sales of approximately $890 million, consistent with prior guidance of $880 million to $900 million.

- Callaway estimates continued net sales growth in 2015 of 1%-2% on a consolidated basis, reflecting an estimated 5%-6% sales growth in its core channels, anticipated adverse effects from foreign currency exchange rates, first half retailer conservatism, a strategic change in product launch timing, and a reduction in certain closeout sales; Callaway also estimates further increases in profitability in 2015.

CARLSBAD, Calif., Oct. 23, 2014 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) today announced its first nine months and third quarter 2014 financial results, reflecting its continued improvements in market share, tour success, and operating efficiencies, as well as its anticipated return to profitability for the full year, which would be the first time since 2008. Despite softer than expected market conditions, Callaway reported for the first nine months of 2014 a 5% increase in net sales driven by growth in woods (+6%), irons (+9%), golf balls (+5%) and accessories and other (+3%). In addition, the Company's improvements in gross margins (+280 basis points) and effective cost management (operating expenses were flat despite incremental investments in tour and marketing) allowed the Company to offset an almost $10 million increase in other expense, resulting primarily from adverse changes in foreign currency contract values. The 2014 results also benefitted from a $10 million decrease in pre-tax charges related to the cost-reduction initiatives that were completed in 2013. As a result, during the first nine months of 2014, income from operations doubled to $70 million and fully diluted earnings per share increased 83% to $0.66.

For the third quarter of 2014, sales were $169 million, a decrease of 5% compared to last year due to continued industry softness and the timing of new product launches compared to the same period last year. This decline in net sales, however, was more than offset by a 540 basis point improvement in gross margins, an $8 million improvement in operating expenses, and a $5 million improvement in other income due to positive changes in foreign currency contract values. As a result, income from operations improved to a loss of $3 million compared to a loss of $17 million for the third quarter last year and loss per share improved to a loss of $0.01 compared to a loss of $0.32 for the same period last year.

GAAP RESULTS

For the third quarter of 2014, the Company reported the following results, as compared to the same period in 2013:

Dollars in millions except per share amounts	Third Quarter 2014	% of Sales	Third Quarter 2013	% of Sales	Improvement/ (Decline)
Net Sales	$169	-	$178	-	($9)
Gross Profit	$65	39%	$59	33%	$6
Operating Expenses	$68	40%	$76	43%	$8
Operating Loss	($3)	(2%)	($17)	(10%)	$14
Other Income/(Expense)	$2	1%	($3)	(2%)	$5
Net Loss	($1)	(1%)	($21)	(12%)	$20
Loss per share (Diluted)	($0.01)	-	($0.32)	-	$0.31

For the first nine months of 2014, the Company reported the following results, as compared to the same period in 2013:

Dollars in millions except per share amounts	Nine Months 2014	% of Sales	Nine Months 2013	% of Sales	Improvement/ (Decline)
Net Sales	$752	-	$716	-	$36
Gross Profit	$321	43%	$285	40%	$36
Operating Expenses	$251	33%	$251	35%	-
Operating Income	$70	9%	$35	5%	$35
Other Income/(Expense)	($9)	(1%)	$1	-	($10)
Net Income	$58	8%	$31	4%	$27
Earnings per share (Diluted)	$0.66	-	$0.36	-	$0.30

"Overall, we are pleased with our results for the third quarter and first nine months," commented Chip Brewer, President and Chief Executive Officer. "While challenging market conditions have made sales growth in the first nine months of this year more difficult than we would have liked, we are encouraged by our market share gains and are confident that we are outperforming the industry. We are also benefitting from the many actions we have taken these past two years to improve our operating efficiencies, as we have been able to achieve significant improvements in profitability despite the effect of the headwinds on top-line performance."

"We believe we are well-positioned for the balance of 2014 and for 2015," continued Mr. Brewer. "Our brand continues to build momentum, our organization is strengthening, and we have an incredible product pipeline, including the Big Bertha Alpha Drivers, the Big Bertha Irons and Hybrids and our new Japan line of Big Bertha Beta Irons and Hybrids that are launching in the fourth quarter. As a result, we expect our recovery to continue with steady improvement in profitability."

Outlook for 2014

Given an improving industry outlook for the fourth quarter, coupled with the Company's planned new product launches, the Company is increasing its full year earnings guidance and updating its other guidance. The revised full year guidance is as follows:

Full Year

  Net sales for the full year 2014 are currently estimated to be approximately $890 million, an increase of 6% compared to $843 million in 2013. The Company's prior guidance was $880 million to $900 million. The Company believes this growth rate will exceed the overall market and be driven by brand momentum and market share gains.
  Gross margins are currently estimated to be approximately 41.0%, compared to prior guidance of 41.7%. This decrease is primarily the result of unfavorable changes in foreign currency exchange rates. Gross margins were 37.3% in 2013. This anticipated improvement in 2014 is expected to result from improved operating efficiencies, improved pricing and mix of product sales, and the decrease in charges related to the cost-reduction initiatives.
  Operating expenses are currently estimated to be approximately $336 million, an improvement compared to previous guidance of $345 million due to the favorable impact of foreign currency exchange rates and lower stock price as well as effective cost management. The 2014 estimate is an increase compared to $326 million in 2013 due to a planned increase in investments in tour and marketing, higher variable sales related expenses, and modest cost of living increases.
  Pre-tax income is estimated to range from $18 million to $20 million, with a corresponding tax provision of approximately $5.6 million. Pre-tax income in 2013 was a loss of $13.3 million with a corresponding tax provision of $5.6 million.
  Fully diluted earnings per share is estimated to range from $0.15 to $0.18 on a base of 78 million shares, compared to a 2013 loss per share of $0.31 on 73 million shares. If the Company is successful in achieving these results, it would be the Company's first full year net profit since 2008 and would represent a significant milestone in the Company's turnaround.

Preliminary Outlook for 2015

The Company believes that it will continue to grow market share in 2015 and that industry conditions will improve. The Company, however, is anticipating continued headwinds from adverse changes in foreign currency exchange rates and retailer conservatism during the first half of 2015, as well as a reduction in closeout sales in 2015 compared to 2014. The Company believes that these factors will be offset by full year sales growth of 5%-6% in the Company's core channel business in 2015. The Company further cautioned that the strategic change in product launch timing will adversely impact its first quarter 2015 sales comparisons to 2014, although it will benefit the Company in the long-term. Considering all of these positive and negative factors, the Company is currently estimating that its net sales will grow 1%-2% on a consolidated basis in 2015. The Company also expects steady improvement in its profitability in 2015.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PDT today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PDT on Thursday, October 30, 2014. The replay may be accessed through the Internet at www.callawaygolf.com.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's net sales or projected net sales on a "constant currency basis." This information estimates the impact of changes in foreign currency exchange rates on the translation of the Company's current or projected future period net sales as compared to the applicable comparable prior period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable prior period. It does not include any other effect of changes in foreign currency exchange rates on the Company's results or business.

Excluded Items. The Company presented certain of the Company's financial results excluding sales related to the products that were transitioned to a third party model, including apparel in certain regions.

Adjusted EBITDA. The Company provided information about its results, excluding interest, taxes, depreciation and amortization expenses, and impairment charges ("Adjusted EBITDA").

In addition, because the Company previously reported its 2013 results on a GAAP and Non-GAAP basis, the Company has included in the schedules to this release a reconciliation of such information for 2013. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period over period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements: Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to estimated 2015 or 2014 full year sales, sales growth, gross margins, operating expenses, pre-tax income, and earnings per share, as well as the Company's recovery and improved profitability, the creation of shareholder value, future market share gains, industry or market conditions, brand momentum, improved financial performance and future product launches or sales, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations and are subject to various risks and unknowns including delays, difficulties, or increased costs in implementing the Company's turnaround strategy; consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions, future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facility; delays, difficulties or increased costs in the supply of components needed to manufacture the Company's products or in designing or manufacturing the Company's products; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2013 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

Contacts:	Brad Holiday
Patrick Burke
(760) 931-1771

Logo - http://photos.prnewswire.com/prnh/20091203/CGLOGO

Callaway Golf Company
Consolidated Condensed Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$ 33,462	$ 36,793
Accounts receivable, net	143,090	92,203
Inventories	185,583	263,492
Other current assets	29,484	29,115
Total current assets	391,619	421,603

Property, plant and equipment, net	61,881	71,341
Intangible assets, net	117,250	118,113
Other assets	56,794	52,806
Total assets	$ 627,544	$ 663,863

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 98,914	$ 157,120
Accrued employee compensation and benefits	29,212	31,585
Asset-based credit facility	-	25,660
Accrued warranty expense	5,882	6,406
Income tax liability	3,577	5,425
Total current liabilities	137,585	226,196

Long-term liabilities	149,750	153,048
Shareholders' equity	340,209	284,619
Total liabilities and shareholders' equity	$ 627,544	$ 663,863

Callaway Golf Company
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	September 30,
	2014	2013

Net sales	$ 168,572	$ 178,229
Cost of sales	103,265	118,820
Gross profit	65,307	59,409
Operating expenses:
Selling	46,871	49,871
General and administrative	12,918	18,870
Research and development	8,144	7,689
Total operating expenses	67,933	76,430
Loss from operations	(2,626)	(17,021)
Other income (expense), net	1,796	(3,095)
Loss before income taxes	(830)	(20,116)
Income tax provision	304	1,037
Net loss	(1,134)	(21,153)
Dividends on convertible preferred stock	-	1,766
Net loss allocable to common shareholders	$ (1,134)	$ (22,919)

Loss per common share:
Basic	($0.01)	($0.32)
Diluted	($0.01)	($0.32)
Weighted-average common shares outstanding:
Basic	77,646	72,649
Diluted	77,646	72,649

	Nine Months Ended
	September 30,
	2014	2013

Net sales	$ 752,339	$ 715,631
Cost of sales	431,329	430,134
Gross profit	321,010	285,497
Operating expenses:
Selling	184,786	179,851
General and administrative	43,459	48,626
Research and development	22,903	22,435
Total operating expenses	251,148	250,912
Income from operations	69,862	34,585
Other (expense) income, net	(8,664)	934
Income before income taxes	61,198	35,519
Income tax provision	3,651	4,941
Net income	57,547	30,578
Dividends on convertible preferred stock	-	3,332
Net income allocable to common shareholders	$ 57,547	$ 27,246

Earnings per common share:
Basic	$0.74	$0.38
Diluted	$0.66	$0.36
Weighted-average common shares outstanding:
Basic	77,551	71,613
Diluted	93,384	86,870

Callaway Golf Company
Consolidated Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net income	$ 57,547	$ 30,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,379	19,693
Deferred taxes, net	(179)	303
Non-cash share-based compensation	3,979	2,592
(Gain) loss on disposal of long-lived assets	(1,097)	2,428
Discount amortization on convertible notes	551	523
Changes in assets and liabilities	(38,838)	(48,559)
Net cash provided by operating activities	38,342	7,558

Cash flows from investing activities:
Capital expenditures	(8,803)	(8,920)
Proceeds from sale of property, plant and equipment	458	4,025
Investment in golf-related ventures	(4,712)	(7,189)
Net cash used in investing activities	(13,057)	(12,084)

Cash flows from financing activities:
Repayment of credit facilities, net	(25,660)	-
Exercise of stock options	2,222	-
Dividends paid	(2,330)	(4,882)
Acquisition of treasury stock	(1,006)	-
Credit facility amendment costs	(608)	-
Equity issuance costs	(7)	(274)
Net cash used in financing activities	(27,389)	(5,156)

Effect of exchange rate changes on cash	(1,227)	(4,922)
Net decrease in cash and cash equivalents	(3,331)	(14,604)
Cash and cash equivalents at beginning of period	36,793	52,003
Cash and cash equivalents at end of period	$ 33,462	$ 37,399

Callaway Golf Company
Consolidated Net Sales and Operating Segment Information and Non-GAAP Reconciliation
(In thousands)
(Unaudited)

	Net Sales by Product Category				Net Sales by Product Category
	Quarter Ended				Nine Months Ended
	September 30,		Growth/(Decline)		September 30,		Growth/(Decline)
	2014	2013 (1)	Dollars	Percent	2014	2013 (1)	Dollars	Percent
Net sales:
Woods	$ 52,147	$ 53,876	$ (1,729)	-3%	$ 233,639	$ 219,448	$ 14,191	6%
Irons	36,721	38,636	(1,915)	-5%	162,240	148,693	13,547	9%
Putters	13,643	19,812	(6,169)	-31%	72,268	73,462	(1,194)	-2%
Accessories and other	40,842	39,883	959	2%	167,673	162,830	4,843	3%
Golf balls	25,219	26,022	(803)	-3%	116,519	111,198	5,321	5%
	$ 168,572	$ 178,229	$ (9,657)	-5%	$ 752,339	$ 715,631	$ 36,708	5%

(1)The prior year amounts have been restated to reflect the Company's current year allocation methodology related to freight revenue and costs, certain discounts and other reserves not specific to a product type.

	Net Sales by Region						Net Sales by Region
						Constant Currency						Constant Currency
						Excluding Businesses						Excluding Businesses
	Quarter Ended				Constant Currency	Sold or Transitioned	Nine Months Ended				Constant Currency	Sold or Transitioned
	September 30,		Growth (Decline)		Growth vs. 2013(1)	Growth vs. 2013 (2)	September 30,		Growth/(Decline)		Growth vs. 2013(1)	Growth vs. 2013 (2)
	2014	2013	Dollars	Percent	Percent	Percent	2014	2013	Dollars	Percent	Percent	Percent
Net sales:
United States	$ 74,532	$ 66,998	$ 7,534	11%	11%	12%	$ 371,749	$ 351,143	$ 20,606	6%	6%	6%
Europe	24,567	26,493	(1,926)	-7%	-14%	-10%	115,049	104,942	10,107	10%	2%	6%
Japan	35,090	48,575	(13,485)	-28%	-23%	-23%	127,607	129,421	(1,814)	-1%	7%	7%
Rest of Asia	21,736	23,747	(2,011)	-8%	-13%	-13%	73,852	66,709	7,143	11%	8%	9%
Other foreign countries	12,647	12,416	231	2%	3%	3%	64,082	63,416	666	1%	8%	9%
	$ 168,572	$ 178,229	$ (9,657)	-5%	-6%	-5%	$ 752,339	$ 715,631	$ 36,708	5%	6%	7%

(1)Calculated by applying 2013 exchange rates to 2014 reported sales in regions outside the U.S.
(2)Calculated by applying 2013 exchange rates to 2014 reported sales in regions outside the U.S. and excludes sales related to businesses sold or licensed.

	Operating Segment Information				Operating Segment Information
	Quarter Ended				Nine Months Ended
	September 30,		Growth/(Decline)		September 30,		Growth/(Decline)
	2014	2013 (1)	Dollars	Percent	2014	2013 (1)	Dollars	Percent
Net sales:
Golf clubs	$ 143,353	$ 152,207	$ (8,854)	-6%	$ 635,821	$ 604,433	$ 31,388	5%
Golf balls	25,219	26,022	(803)	-3%	116,518	111,198	5,320	5%
	$ 168,572	$ 178,229	$ (9,657)	-5%	$ 752,339	$ 715,631	$ 36,708	5%

Income before income taxes:
Golf clubs (2)	$ 3,760	$ (5,060)	$ 8,820	174%	$ 77,922	$ 63,969	$ 13,953	22%
Golf balls (2)	543	(2,772)	3,315	120%	17,350	(85)	17,435	NM
Reconciling items (3)	(5,133)	(12,284)	7,151	-58%	(34,074)	(28,365)	(5,709)	20%
	$ (830)	$ (20,116)	$ 19,286	96%	$ 61,198	$ 35,519	$ 25,679	72%

(1)The prior year amounts have been reclassed to reflect the Company's current year allocation methodology related to freight revenue and costs, certain discounts and other reserves not specific to a product type.

(2)In connection with the 2012 Cost Reduction Initiatives,  the Company's golf clubs and golf balls segments recognized pre-tax charges of $1.0 million and $0.5 million, respectively during the three months ended September 30, 2013, and $4.3 million and $4.7 million, respectively, during the nine months ended September 30, 2013.  There were no costs associated with the 2012 Cost Reduction Initiatives recorded in the three and nine months ended September 30, 2014.

(3)Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

Callaway Golf Company
Supplemental Financial Information - Non-GAAP Information and Reconciliation
(In thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation to GAAP Reported Results:
	Quarter Ended September 30,
	2013

	Non-GAAP Callaway Golf (1)	Cost Reduction Initiatives(1) (3)	Non-Cash Tax Adjustment(2)	Total as Reported
Net sales	$ 178,229	$ -	$ -	$ 178,229
Gross profit	60,414	(1,005)	-	59,409
% of sales	34%	-1%	n/a	33%
Operating expenses	75,577	853	-	76,430
Loss from operations	(15,163)	(1,858)	-	(17,021)
Other expense, net	(3,095)	-	-	(3,095)
Loss before income taxes	(18,258)	(1,858)	-	(20,116)
Income tax provision (benefit)	(7,030)	(716)	8,783	1,037
Net loss	(11,228)	(1,142)	(8,783)	(21,153)
Dividends on convertible preferred stock	1,766	-	-	1,766
Net loss allocable to common shareholders	$ (12,994)	$ (1,142)	$ (8,783)	$ (22,919)

Diluted loss per share:	$ (0.18)	$ (0.02)	$ (0.12)	$ (0.32)
Weighted-average shares outstanding:	72,649	72,649	72,649	72,649

(1)For comparative purposes, the Company applied an annualized statutory tax rate of 38.5% to derive non-GAAP results.
(2)Impact of applying statutory tax rate of 38.5% to non-GAAP results.

(3)Primarily includes costs associated with the reorganization of the Company's golf ball manufacturing supply chain and costs related to transitioning the Company's European apparel business to a third party model.

	Nine Months Ended September 30,
	2013
	Non-GAAP Callaway Golf (1)	Cost Reduction Initiatives(1) (3)	Non-Cash Tax Adjustment (2)	Total as Reported
Net sales	$ 715,631	$ -	$ -	$ 715,631
Gross profit	292,871	(7,374)	-	285,497
% of sales	41%	-1%	n/a	40%
Operating expenses	247,921	2,991	-	250,912
Income (loss) from operations	44,950	(10,365)	-	34,585
Other income, net	934	-	-	934
Income (loss) before income taxes	45,884	(10,365)	-	35,519
Income tax provision (benefit)	17,665	(3,991)	(8,733)	4,941
Net income (loss)	28,219	(6,374)	8,733	30,578
Dividends on convertible preferred stock	3,332	-	-	3,332
Net income (loss) allocable to common shareholders	$ 24,887	$ (6,374)	$ 8,733	$ 27,246

Diluted earnings (loss) per share:	$ 0.33	$ (0.07)	$ 0.10	$ 0.36
Weighted-average shares outstanding:	86,870	86,870	86,870	86,870

(1)For comparative purposes, the Company applied an annualized statutory tax rate of 38.5% to derive non-GAAP results.
(2)Impact of applying statutory tax rate of 38.5% to non-GAAP results.

(3)Includes costs associated with the reorganization of the Company's golf ball manufacturing supply chain, workforce reductions and costs related to transitioning the Company's European apparel business to a third party model.

	2014 Trailing Twelve Month Adjusted EBITDA					2013 Trailing Twelve Month Adjusted EBITDA
Adjusted EBITDA:	Quarter Ended					Quarter Ended
	December 31,	March 31,	June 30,	September 30,		December 31,	March 31,	June 30,	September 30,
	2013	2014	2014	2014	Total	2012	2013	2013	2013	Total
Net income (loss)	$ (49,499)	$ 55,312	$ 3,369	$ (1,134)	$ 8,048	$ (70,749)	$ 41,660	$ 10,071	$ (21,153)	$ (40,171)
Interest expense, net	1,963	2,648	2,612	2,037	9,260	1,919	2,157	2,470	1,975	8,521
Income tax provision	658	1,474	1,873	304	4,309	2,246	2,469	1,435	1,037	7,187
Depreciation and amortization expense	5,850	5,697	5,460	5,222	22,229	7,835	6,956	6,472	6,265	27,528
Impairment charges	-	-	-	-	-	4,877	-	-	-	4,877
Adjusted EBITDA	$ (41,028)	$ 65,131	$ 13,314	$ 6,429	$ 43,846	$ (53,872)	$ 53,242	$ 20,448	$ (11,876)	$ 7,942